Exhibit 5.1

September 14, 2021

APi Group Corporation

1100 Old Highway 8 NW

New Brighton, MN 55112

Re:     APi Group Corporation Prospectus Supplement to Registration Statement on Form S-3

Ladies and Gentlemen:

We have served as counsel to APi Group Corporation, a Delaware corporation (the “Company”), in connection with the filing on May 12, 2021, with the Securities and Exchange Commission (the “Commission”) of a registration statement on Form S-3 (File No. 333-256050) (as amended and/or supplemented, the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the offering by the Company from time to time of up to $500,000,000 in aggregate amount of: (i) shares of common stock, par value $0.0001 per share (the “Common Stock”), of the Company, (ii) one or more series of preferred stock, par value $0.0001 per share, of the Company, and (iii) one or more series of debt securities of the Company, which may be either senior, senior subordinated or subordinated debt securities.

The Registration Statement was declared effective by the Commission on May 21, 2021. Reference is made to our opinion letter dated May 12, 2021 and included as Exhibit 5.1 to the Registration Statement. We are delivering this supplemental opinion letter in connection with the final prospectus supplement (the “Prospectus Supplement”) dated September 14, 2021 to be filed by the Company with the Commission pursuant to Rule 424 under the Securities Act. The Prospectus Supplement relates to the offering by the Company of 19,753,087 shares of the Common Stock (and up to an additional 2,962,962 shares of the Common Stock subject to an over-allotment option granted to the Underwriters (as defined below)) (the “Shares”) covered by the Registration Statement.

The Shares are being sold by the Company to the several underwriters named in, and pursuant to, the Underwriting Agreement, dated as of September 14, 2021 (the “Underwriting Agreement”), by and between the Company and Citigroup Global Markets Inc. and Barclays Capital Inc., on their own behalf and as representatives of the several underwriters named in Schedule II thereto (the “Underwriters”).

This opinion letter is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinion set forth below, on certificates of officers of the Company.

Based upon the foregoing, and subject to the additional qualifications set forth below, we are of the opinion that, when issued and delivered to and paid for by the Underwriters pursuant to the Underwriting Agreement, the Shares will be validly issued, fully paid, and nonassessable.

Greenberg Traurig, P.A. | Attorneys at Law

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September 14, 2021

The opinion expressed above is limited to the Delaware General Corporation Law (which includes reported judicial decisions interpreting the Delaware General Corporation Law) and we have not considered and express no opinion on the effect of any laws or the laws of any other state or jurisdiction, including state and federal laws relating to securities or other federal laws, or the rules and regulations of stock exchanges or any other regulatory body.

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Company’s Current Report on Form 8-K dated September 15, 2021, which is incorporated by reference into the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus Supplement. In giving such consent, we do not thereby admit that we are included within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder.

Yours very truly,

/s/ Greenberg Traurig, P.A.

Greenberg Traurig, P.A. | Attorneys at Law
www.gtlaw.com